EXHIBIT 99.1

Cinedigm Corp. Announces 1-for-10 Reverse Stock Split
Los Angeles, CA, May 9, 2016 - Cinedigm Corp. (NASDAQ: CIDM) (the "Company") today announced that on May 9, 2016 as of the close of business, it will effect a 1-for-10 reverse stock split of its Class A common stock. Each 10 shares of the Company's Class A common stock and equivalents will be converted into 1 shares of Class A common stock.
The reverse stock split will affect all issued and outstanding shares of the Company's Class A common stock, as well as common stock underlying stock options and warrants outstanding immediately prior to the effectiveness of the reverse stock split. The reverse stock split will proportionally reduce the total number of shares outstanding from approximately 78 million to approximately 7.8 million. Concurrent with the reverse stock split, the authorized shares of Class A common stock will be reduced from 210 million to 21 million.
No fractional shares will be issued in connection with the reverse stock split. Any fractional share of Class A common stock that would otherwise have resulted from the reverse stock split will be converted into cash payments equal to such fraction multiplied by the closing price on the Nasdaq Global Market of the Class A common stock on May 9, 2016. American Stock Transfer & Trust Co., the transfer agent for the Class A common stock, will serve as the exchange agent for the reverse stock split. Stockholders holding their shares in book-entry form or through a bank, broker or other nominee do not need to take any action in connection with the reverse stock split, and will see the impact of the reverse stock split automatically reflected in their accounts following the effective date. For those stockholders holding physical stock certificates, American Stock Transfer will send instructions for exchanging those certificates for shares held in book-entry form or for new stock certificates, in either case representing the post-split number of shares.
The Company's trading symbol, CIDM, will not change as a result of the reverse stock split. The Company's Class A common stock will begin trading under the new CUSIP number 172406 209 on May 10, 2016.
About Cinedigm
Cinedigm is a leading independent content distributor in the United States, with direct relationships with thousands of physical retail storefronts and digital platforms, including Wal-Mart, Target, iTunes, Netflix, and Amazon, as well as the national

Video on Demand platform on cable television. The company's library of films and TV episodes encompasses award-winning documentaries from Docurama Films®, next-gen Indies from Flatiron Film Company®, acclaimed independent films and festival picks through partnerships with the Sundance Institute and Tribeca Films and a wide range of content from brand name suppliers, including National Geographic, Discovery, Scholastic, NFL, Shout Factory, Hallmark, Jim Henson and more.
Additionally, given Cinedigm's infrastructure, technology, content and distribution expertise, the Company has rapidly become a leader in the quickly evolving over-the-top digital network business. Cinedigm's first channel, DOCURAMA, launched in May 2014, and is currently available on iOS, Roku, Xbox and Samsung, with additional platforms currently being rolled out. Cinedigm launched CONtv, a Comic Con branded channel in partnership with WIZARD WORLD, on March 3, 2015. The Company's third OTT channel, DOVE CHANNEL, launched on September 15, 2015 and is a digital streaming subscription service targeted to families and kids seeking high quality and family friendly content approved by Dove Foundation.
Cinedigm™ and Cinedigm Digital Cinema Corp™ are trademarks of Cinedigm Corp. [CIDM-F]
Contact:
Cinedigm
Jill Newhouse Calcaterra, 310-466-5135
jcalcaterra@cinedigm.com